News Release

For Immediate Release Contact: Bob Lougee 703-721-3080
Thursday, June 8, 2006

USA Mobility Notified of Full Compliance with Nasdaq Rules

Alexandria, VA (June 8, 2006) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced that it has received notice from the Nasdaq National Market stating that the company is in full compliance with Nasdaq Marketplace Rules.

USA Mobility received notice of compliance after it recently completed filings of financial statements for prior reporting periods, including the company’s 2005 Form 10-K and Form 10-Q for the quarter ended March 31, 2006 as required by Marketplace Rule 4310(c)(14). As previously announced, USA Mobility delayed its filings to correct errors discovered by the company for prior reporting periods.

About USA Mobility

USA Mobility, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government, healthcare and emergency response sectors. USA Mobility offers traditional one-way and advanced two-way paging via its nationwide networks covering more than 90% of the U.S. population. In addition, the company offers mobile voice and data services through Sprint Nextel and Cingular Wireless, including BlackBerry and GPS location applications. The company’s product offerings include wireless connectivity systems for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies mobile connectivity solutions to over two-thirds of the Fortune 1000 companies. For further information visit www.usamobility.com.

# # #